Exhibit 99.2

BAZAR

Udayan Mukerjee:

Joining us on line from California is Phaneesh Murthy who is CEO, iGate Global Solutions and in a bit from Bangalore is Mr. Jean Louis Lemaire, Sr EVP & Head of Operations and Technology, ING Vysya Bank.

Phaneesh Murthy:

It’s good to talk to you again. Good Morning

Udayan Mukerjee:

Take us through all these rumours first, because just this morning somebody told us that iGate is in talks with Sonata to buy it out. Is that on the cards? Are you talking to the company?

Phaneesh Murthy:

I want to quell these rumours first. If you remember I made it very clear that the challenge before iGate Global right now is to do an international exercise and to make sure that all the companies that we have acquired in the past are consolidated and integrated and it is going to take a lot to convince me to go in for another acquisition right now and we are well on the path of consolidation and integration, so clearly flat out in making it very clear to everybody that we are not in conversation with Sonata or anybody else right now.

Udayan Mukerjee:

What is the deal that you are announcing? ING Vysya and you have been partners for a while. Have you got a large new order? Are you going to share with us right now?

Phaneesh Murthy:

Yeah, I think we are announcing the signing of a 5-year $20 million deal with ING Vysya Bank. It is approximately $20 million, the largest chunk, about 75 - 80%, of that is based on retainer agreement which is going to come over these 5 years and the balance is going to be application development projects which will keep coming up over the course of these 5 years, in addition to some consulting and security work we are going to be doing for them.

Ashu Dutt:

Phaneesh, break up for us if you could how this $20 million is distributed over the 5 years. Is this a fixed number or is this your projected revenue so to speak and what kind of margins are you going to make on this?

Phaneesh Murthy:

I think from the $20 million perspective, almost even through the years. There is marginal increase of cost every year based on inflationary index etc. but other than that this is pretty even. Just a little shy of 80% is actually committed on a retainer for application maintenance and support service level basis. And the balance of which 20% is for new application development projects, which keep coming up, and specific consulting projects, which will come up like doing information security for ING or doing data warehousing for ING etc.

Ashu Dutt:

What are your margins on this, Phaneesh?

Phaneesh Murthy:

Pretty healthy margins. I don’t think we will do the deal by margins but they are pretty healthy margins.

Ashu Dutt:

Give us the outlook for your business going forward. What kind of growth rate can we expect for this fiscal and of course going ahead both top line and bottom line?

Phaneesh Murthy:

We are still in the consolidation stage and we have always been saying that starting next year, I mean, we had said that 1 or 2 quarters, we will be in the red and we said that starting April quarter we will be growing. Our ambition is to grow at an industry average and above that has been our projection all along. We haven’t actually nailed down numbers and we are going to start providing the guidance in April as we get all our internal systems geared up to be able to meet whatever projections that we specify.

But I think that deals like this, I just you know in my mind is the kind of indication or the presentation of the kinds of deals that we will be signing more and more in the future, you know medium size multi year agreements.

Ashu Dutt:

Phaneesh, one quick question on how the business flow from GE, your largest client is looking. Have you had any recent negotiations with them? Does business flow from GE continue to be strong or are you seeing any changes there?

Phaneesh Murthy:

I think that business growth from GE continues to be strong. Just confirming that we actually did re-sign the Masters Services Agreement with GE and that is valid till 2007.

Ashu Dutt:

Well, lets go across Bangalore now and joint Mr. Jean Louis Lemaire, Sr EVP & Head of Operations and Technology, ING Vysya Bank.

Jean, it is nice of you to join us.

Jean Louis Lemaire:

Good morning

Ashu Dutt:

Good morning. Will you take us through the details of this order? Why you chose iGate and whether you see yourself doing much more business with this company going forward?

Jean Louis Lemaire:

Why we chose iGate is because there is historical reason when we started to deal with a company called IdeaSpace and we continue and we didn’t find any reason not to continue with iGate when they took over IdeaSpace and obviously, we plan to associate with them in any development in future.

Ashu Dutt:

Jean, is this 20 million a fixed number or is it possibly something which you could project or change or may be buy out the business from them. How would you proceed over the next 5 years?

Jean Louis Lemaire:

This is an amount which comes out from the agreement that we will sign today and which covers a period of 5 years. Obviously, this covers the operation for us as we can foresee them now. If we go forward we are giving them more business and obviously this figure will change.

Ashu Dutt:

Are you planning to expand your relationship with iGate or are you to look at other vendors in India or globally?

Jean Louis Lemaire:

As long as iGate serves our purpose and provides a good service we expect from them, I don’t see any reason to go anywhere else. That doesn’t mean that we are not open to look at other possibilities if it is related to areas where iGate is not involved.

Udayan Mukerjee:

Jean, thank you very much for joining us.

Phaneesh, thank you for joining us today.

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